Exhibit 99.1

CONTACT:	Investors	Media
	EVC GROUP	EVC GROUP
	Douglas Sherk, 415-896-6820	Sheryl Seapy, 415-272-3323
Jennifer Beugelmans, 415-896-6820

STAAR SURGICAL REPORTS THIRD QUARTER FINANCIAL RESULTS

MONROVIA, CA, Nov. 2, 2004 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its third quarter of 2004, which ended October 1, 2004.

Total product sales for the third quarter were $12,141,000 compared with $11,927,000 reported for the same quarter last year and $12,024,000 reported for the second quarter of 2004. Excluding the impact of changes in currency, third quarter 2004 total product sales were $11,711,000.

Total product sales for the nine-month period ended October 1, 2004 were $37,733,000 compared with $37,656,000 reported for the comparable nine-month period of 2003. Total revenue for the nine-month period ended October 3, 2003 was $37,705,000, which included royalties previously generated by technology licenses that terminated as of March 31, 2003. Excluding the impact of changes in currency, total product sales for the nine-month period ended October 1, 2004 were $36,090,000.

Net loss for the quarter was $2,268,000, or $0.11 per share, compared with a net loss of $2,710,000, or $0.15 per share, for the same period one year ago and a net loss of $3,380,000, or $0.18 per share, for the second quarter of 2004.

STAAR exited the third quarter with approximately $11,842,000 in cash and cash equivalents on its balance sheet compared with $14,898,000 at July 2, 2004 and $7,286,000 at January 2, 2004. STAAR’s bank debt at the end of the third quarter of 2004 was reduced slightly compared with the second quarter of 2004 and was approximately $2,759,000.

“Clearly the focus this quarter remained on new product development and compliance issues,” said David Bailey, President and CEO of STAAR Surgical. “We generated another quarter of increased international Visian™ ICL (ICL) sales with third quarter growth of more than 65 percent over the prior year period. At the same time, we realize we have yet to reach the two most critical near-term milestones – FDA approval of the Visian ICL in the U.S. and the launch of our new three piece collamer lens and injector. As we have previously disclosed, the FDA completed its re-audit of our Monrovia facility on September 26, 2004, and we are currently preparing our response to their observations. We plan to submit our response to the FDA on November 4, 2004, and our entire organization is committed to correcting, to the FDA’s satisfaction, all unresolved observations.

“Regarding the three-piece Collamer lens, we are currently developing a new injector and lens that we believe will allow us to competitively re-enter this market. Based upon the progress to date, we are planning for a full launch in the first quarter of 2005.

“In addition, at the recent American Academy of Ophthalmology (AAO) meeting, we reported that the first results from our Toric ICL trial have been very encouraging,” continued Mr. Bailey. “Enrollment in the trial is now complete and follow up is underway. The results we reported were exceptional. When examined, 73 percent of the patients achieved an improvement in best corrected visual acuity versus pre-op levels.”

Gross profit margin was 50.2 percent for the quarter ended October 1, 2004 compared with 55.2 percent for the quarter ended October 3, 2003 and 51.1 percent for the second quarter of 2004.  The primary reason for the decline in gross profit was an increase in other cost of sales, primarily related to costs of improving manufacturing processes, and the costs related to the discontinuation of an IOL product.

Gross profit margin for the nine-month period ended October 1, 2004 was 51.8 percent compared with 54.7 percent in the comparable period of 2003.

Total selling, general, and administrative expenses in the third quarter decreased 10 percent to $6,654,000, compared with the same period one year ago. Marketing and selling expense decreased 11 percent, on lower commissions, reduced travel, and a reduction in variable marketing expenses in response to the delayed launch of the Visian ICL in the U.S. There were also cost savings realized from the closure of a subsidiary overseas. These decreases were partially offset by an increase in expense related primarily to increased headcount in the U.S. direct sales force and Visian ICL education proctors, as well as the negative impact of exchange rate changes.

Research and development expense (which includes the expense of regulatory and quality assurance activities) increased 16 percent primarily due to increased headcount and consulting related to the preparation for the re-audit in Monrovia and the strengthening of the Company’s research and development organization. These expenses were partially offset by the decreased costs associated with the consolidation of research and development efforts into one central location. As anticipated, research and development expense decreased 26 percent over second quarter 2004 levels. The Company expects it will remain at or near this level for the fourth quarter of 2004.

General and administrative expenses decreased 8 percent compared with the third quarter of 2003 primarily as the result of lower legal fees and lower expenses associated with closed or relocated subsidiaries.

“We remain keenly focused on managing our core cataract business through this challenging period,” continued Mr. Bailey. “We are committed to energizing U.S. sales of our cataract products and believe that with the strengthening of our collamer IOL line we will soon have the tools necessary to accomplish this goal. Once again this quarter we were encouraged by the performances of our ICL line and preloaded silicone in the international markets and Cruise control product in the U.S. market,” said Mr. Bailey.

Looking ahead, Mr. Bailey reiterated the outlook for the remainder of 2004. “Without U.S. ICL sales, we continue to expect that full year sales will be approximately flat compared with 2003. This estimate takes into account the continued challenges in the U.S. cataract market. Based on this expected revenue, we expect the net loss for the year to be between $0.52 and $0.55 per share,” concluded Mr. Bailey.

Conference Call

The Company will host a conference call and webcast today, November 2, 2004 at 4:30 p.m. Eastern Time to discuss the Company’s third quarter results and recent corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2211 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through 11:59 p.m. Pacific Time on Tuesday, November 9, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11011434#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL™ as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide. It is currently under review by the FDA for use in the United States.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA observations, our ability to energize sales of our cataract products, ability to maintain product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company’s reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.